WESTSPHERE ENTERTAINMENT CORPORATION

1528 – 9th Avenue S.E., Calgary, Alberta T2G 0T7 Telephone: (403) 290-0264 Facsimile: (403) 290-1266

January 10, 2002

To: Bob Arnet

Manager Casino Programs, Regulatory Division

Alberta Gaming and Liquor Commission

50 Corriveau Avenue

St. Alberta, Alberta T8N 3T5

From: Westsphere Entertainment Corporation

1528 9th Avenue SE

Calgary, Alberta T2G 0T7

Westsphere Entertainment Corporation was incorporated in the Province of Alberta on January 8, 2003 having the following Corporate Directors and Officers, all of who are Canadian Citizens residing in Canada. The Directors are listed as follows:

Douglas N. Mac Donald Robert L. Robins

Director, President & CEO Director, Secretary, Treasurer

45 Sheridan Drive, 788 Parkridge Drive S.E.

St. Alberta, Alberta T8N 0J1 Calgary, Alberta T2J 5E9

Dr. L. Roy Queen Darrell D. Wakelam

Director Director

403- 321 Nicola Street # 125, 9177-154th Street

Kamloops, B.C. V2C 6G6 Surrey, B.C. V3R 9G8

Westsphere Entertainment Corporation was incorporated for the sole purpose of conducting, managing and operating a casino gaming facility and its’ corporate offices are located at 1528 9th Avenue S.E., Calgary, Alberta T2G 0T7

It is intended that the Casino facility will be operated in the city of Camrose, Alberta, which would fall within the Alberta Central Tourist Destination District. The proposed site is located at Lot 7, Block 1, Plan 992-3273 (68th Street, North of AMA, West of IGA) within the City Limits of Camrose, Alberta.

The Casino gaming operation will consist of 9,900 square feet of gaming area as per attached presentation rendering, appendix #1. Westsphere Entertainment Corporation proposes to supply the maximum requirements for a minor Casino with room to expand to a major Casino as per the Licensee requirements in the AGLC Operating Guide.

The casino gaming operation will be incorporated within a hotel-convention centre facility which includes a five storey, 62 unit hotel, meeting rooms that can be partitioned for small groups or expanded for larger gatherings with a seating capacity for approximately 600 guests, a lounge with a seating capacity for 100 people, including a stage for entertainment, a restaurant with 150 seating capacity, and two kitchens. (one for the main restaurant and one for small meals after the restaurant closes)

The entire project including the casino gaming area will have facilities for smoking and non-smoking staff volunteer lounges, separate washrooms and all spaces and areas within the project will be wheelchair accessible, including staffing areas.

There will be valet parking for those that require it and indoor as well as outdoor parking. We have incorporated underground parking to ensure that supplied parking exceeds minimum requirement by at least twenty five (25%) percent. The project is developed to meet anticipated expansion where we will also be able to expand the amount of parking necessary to meet the required parking by using lateral underground parking below any new building expansion.

Thank you and should you require other information before sending an application, please do not hesitate to call.

Regards,

Sonia Goeseels, Vice President, Administration

Westsphere Entertainment Corporation